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                     December 22, 2023

       Patrick Fleury
       Chief Financial Officer
       TERAWULF INC.
       9 Federal Street
       Easton, MD 21601

                                                        Re: TERAWULF INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            Form 8-K filed
August 14, 2023
                                                            File No. 001-41163

       Dear Patrick Fleury:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets